Exhibit 99.1

July 24, 2013

A. O. Smith reports increased earnings on record sales in second quarter; increases 2013 outlook and 2015 aspirations

Milwaukee, Wis.—A. O. Smith Corporation (NYSE:AOS) today announced second quarter net earnings of $42.1 million or $0.45 per share on record sales of $549.1 million.

Second quarter 2013 adjusted earnings of $48.2 million or $0.52 per share exclude an after-tax restructuring and impairment charge of $3.1 million related to the transfer of residential water heater manufacturing from the Fergus, Ontario, plant as well as $3.0 million in non-operating pension costs.

Sales of $549.1 million for the quarter ended June 30 represented a 13 percent increase over sales of $484.2 million in the second quarter of 2012.

A. O. Smith is providing non-GAAP measures (adjusted earnings, adjusted earnings per share, and adjusted segment operating earnings) that exclude certain items as well as non-operating pension costs consisting of interest cost, expected return on plan assets, amortization of actuarial gains (losses), and curtailments. Prior year results are provided on a comparable basis. Reconciliations to measures on a GAAP basis are provided in the financial information included with this press release.

“Our North American operations continued to benefit from improved economic conditions and the recovery of the new housing market in the U. S.,” Ajita G. Rajendra, president and chief executive officer, observed. “The improved market conditions impacted both our residential water heater and boiler product lines.”

“A. O. Smith branded product sales in China increased approximately 35 percent in the second quarter, surpassing our expectations,” he continued. “Our team in China continues to do an excellent job of growing the business and serving our customers in that important region of the world.”

North America segment

Second quarter sales for the North America segment, which includes U. S. and Canadian water heaters and boilers, increased approximately six percent to $389.0 million compared with second quarter 2012 sales of $365.9 million. Increased volumes of residential water heaters in the U. S. and higher boiler volumes contributed to the increase.

Segment operating earnings were $55.0 million compared with the $51.2 million earned in the second quarter last year. Second quarter adjusted segment operating earnings of $62.8 million were 20 percent higher than adjusted segment operating earnings of $52.3 million in the same period last year and excluded pre-tax non-operating pension costs of $3.6 million in the current period and $1.1 million in the year-ago period. The current period also excludes a pre-tax restructuring and impairment charge of $4.2 million. Higher volumes, improved pricing associated with a price increase implemented in the 2012 second quarter and lower material costs contributed to the profit increase. Second quarter adjusted operating margin of 16.1 percent was higher than the 2012 second quarter adjusted operating margin of 14.3 percent.

Rest of World segment

Sales for this segment, which includes China, India, and Europe, increased more than 33 percent to $169.5 million compared with second quarter 2012 sales of $127.2 million. Sales of A. O. Smith branded products in China increased more than $37 million to $143.6 million in the quarter. Greater demand for the company’s premium water heating and water treatment products and a higher priced product mix as a result of product introductions with higher value features and benefits drove the increase in sales.

Segment operating earnings of $22.4 million increased over 80 percent compared with second quarter 2012 earnings of $12.3 million. The higher volumes and improved mix of A. O. Smith branded products in China and improved performance in the non-A. O. Smith branded water treatment operations contributed to the increase in operating earnings. Second quarter operating margin of 13.2 percent improved compared with second quarter 2012 operating margin of 9.7 percent.

2

Restructuring activity

On March 28, 2013, the company’s Board of Directors approved a plan to transfer residential water heater production from its Fergus, Ontario, plant to other North American facilities. The majority of the Fergus plant’s production was transferred as of July 1, with the remaining production scheduled to be transferred in the third quarter. As a result of the capacity rationalization, the company incurred a pre-tax restructuring charge of $4.2 million in the second quarter related to employee severance costs and impairment of assets. Additional restructuring charges made up of equipment relocation costs are expected to be approximately $2.5 million for the remainder of the year. The company expects net pre-tax savings of approximately $3 to $4 million in 2013 and approximately $10 million in 2014.

Cash, Leverage and Share Buyback

Total debt as of June 30, 2013 was $209.3 million, resulting in leverage of 14 percent as measured by the ratio of total debt to total capital. Cash and investments, located largely outside the U. S., totaled $463.9 million at the end of the quarter.

During the second quarter, the company repurchased 272,800 shares of common stock at an average price of $38.54 per share, representing a total of $10.5 million.

Given the company’s expectation to generate approximately $100 million in free cash flow in 2013, its Board of Directors approved adding two million shares to the company’s existing discretionary share repurchase program resulting in current authority to repurchase approximately 2.5 million shares. Under the Board’s share repurchase authorization, the company may repurchase shares through a combination of a 10b5-1 automatic trading plan and discretionary purchases in accordance with applicable securities laws. The number of shares purchased and the timing of the purchases will depend on a number of factors, including share price, trading volume and general market conditions, as well as on working capital requirements, general business conditions and other factors, including alternative investment opportunities.

The company believes its cash flow from operations, borrowing capacity and existing cash are adequate to support the repurchase program, as well as its active acquisition strategy.

3

Outlook for 2013

“Our two business segments performed very well in the first half of this year,” Rajendra said. “The improvements in new home construction in the U. S. and the continued market acceptance of our high-efficiency condensing boilers have added profitable revenues to our strong replacement water heater business.”

“Our Rest of World business segment remained strong in the first half of this year, with new products contributing increased sales and profits. We expect A. O. Smith branded product sales in China will grow approximately 18 percent in 2013, which implies over 10 percent growth in the second half of the year. Growth in the second half of the year will be slower than in the first half primarily due to a difficult year-over-year comparison.”

“As a result of our strong first half performance, we are increasing our guidance for 2013. We believe A. O. Smith Corporation will achieve full-year GAAP earnings of between $1.62 and $1.68 per share with adjusted earnings of between $1.84 and $1.90 per share. These estimates do not include the potential impact from future acquisitions.”

“We continue to aggressively pursue acquisition opportunities that will add value and have an active pipeline of potential acquisitions,” Rajendra concluded.

2015 Aspirations

“Strong performance in our North America segment prompted us to update our high level 2015 aspirations,” noted Rajendra. “Based on our expectations for EBIT margins driven by new construction and 10 percent revenue growth of Lochinvar branded products through 2015, we are revising our 2015 North America segment operating margin expectation to approximately 15.5 percent from the previously reported 14.5 percent. This revision incorporates expected expenses related to the implementation of a global Enterprise Resources Planning (ERP) system of approximately $11 million in 2015. Expenses related to the ERP system are projected to be approximately $5 million this year and $15 million in 2014. We expect significant benefits from the system after its implementation is completed in North America, which is planned for late 2015.”

“We maintain our original aspiration for revenues of $2.4 to $2.45 billion by 2015, which implies organic growth of seven percent per year, and for Rest of World segment operating margins of 13 percent by 2015,” continued Rajendra. “Our earnings aspirations for our existing portfolio of businesses are now expected to be approximately $2.25 per share by 2015 versus the previously disclosed $2.15 per share.”

4

A. O. Smith will broadcast a live conference call at 10:00 a.m. (Eastern Daylight Time) today. The call can be heard on the company’s web site, www.aosmith.com. An audio replay of the call will be available on the company’s web site after the live event.

Forward-looking statements

This release contains statements that the company believes are “forward-looking statements” within the meaning of the Private Securities Litigation Reform Act of 1995. Forward-looking statements generally can be identified by the use of words such as “may,” “will,” “expect,” “intend,” “estimate,” “anticipate,” “believe,” “forecast,” “guidance,” “aspirations” or words of similar meaning. All statements regarding 2015 aspirations are forward looking statements. These forward-looking statements are subject to risks and uncertainties that could cause actual results to differ materially from those anticipated as of the date of this release. Important factors that could cause actual results to differ materially from these expectations include, among other things, the following: uncertain costs, savings and timeframes associated with the announced plant rationalization in Canada; uncertain costs, savings and timeframes associated with the implementation of the new ERP system; potential weakening in the high efficiency boiler segment in the U. S.; the ability to execute our acquisition strategy; significant volatility in raw material prices; competitive pressures on the company’s businesses; inability to implement pricing actions; instability in the company’s replacement markets; strength or duration of any recoveries in U. S. residential or commercial construction; a further slowdown in the Chinese economy; foreign currency fluctuations; and adverse general economic conditions and capital market deterioration. Forward-looking statements included in this press release are made only as of the date of this release, and the company is under no obligation to update these statements to reflect subsequent events or circumstances. All subsequent written and oral forward-looking statements attributed to the company, or persons acting on its behalf, are qualified entirely by these cautionary statements.

A. O. Smith Corporation is one of the world’s leading manufacturers of residential and commercial water heating equipment and boilers, offering a comprehensive line featuring leading brands in North America and China, as well as water treatment products for residential and light commercial applications. A. O. Smith, headquartered in Milwaukee, Wis., employs approximately 10,900 people at operations in the U. S., Canada, Mexico, India, China, the Netherlands, the United Kingdom, and Turkey.

5

A. O. SMITH CORPORATION

(condensed consolidated financial statements -

dollars in millions, except per share data)

Statement of Earnings

(unaudited)

	Three Months Ended		Six Months Ended
	June 30		June 30
	2013	2012	2013	2012
Net sales	$549.1	$484.2	$1,058.7	$952.8
Cost of products sold	351.1	323.7	681.4	643.2

Gross profit	198.0	160.5	377.3	309.6
Selling, general and administrative	131.6	108.9	251.6	214.2
Restructuring, impairment and settlement expense, net	4.2	—	5.9	—
Interest expense	1.6	2.2	3.1	5.2
Other income	(0.7)	(1.2)	(1.7)	(30.3)

	61.3	50.6	118.4	120.5
Provision for income taxes	19.2	15.6	37.3	38.0

Net earnings	$42.1	$35.0	$81.1	$82.5

Diluted earnings per share of common stock	$0.45	$0.38	$0.87	$0.89
Average common shares outstanding (000’s omitted)	93,232	93,148	93,209	93,062

A. O. SMITH CORPORATION

Balance Sheet

(dollars in millions)

	(unaudited)
	June 30	December 31
	2013	2012
ASSETS:
Cash and cash equivalents	$366.1	$266.9
Marketable securities	97.8	196.0
Receivables	422.6	425.4
Inventories	178.9	163.4
Deferred income taxes	34.3	33.2
Other current assets	25.9	22.3

Total Current Assets	1,125.6	1,107.2
Net property, plant and equipment	353.7	345.7
Goodwill and other intangibles	766.2	774.1
Other assets	49.7	38.2

Total Assets	$2,295.2	$2,265.2

LIABILITIES AND STOCKHOLDERS’ EQUITY:
Trade payables	$315.0	$328.9
Accrued payroll and benefits	50.9	46.5
Accrued liabilities	71.2	61.8
Product warranties	44.4	43.2
Long-term debt due within one year	8.6	18.6

Total Current Liabilities	490.1	499.0
Long-term debt	200.7	225.1
Pension liabilities	191.5	190.1
Other liabilities	156.4	156.9
Stockholders’ equity	1,256.5	1,194.1

Total Liabilities and Stockholders’ Equity	$2,295.2	$2,265.2

A. O. SMITH CORPORATION

Statement of Cash Flows

(dollars in millions)

(unaudited)

	Six Months Ended June 30
	2013	2012
Operating Activities
Net earnings	$81.1	$82.5
Adjustments to reconcile net earnings to net cash provided by (used in) operating activities:
Depreciation & amortization	28.0	26.5
Pension expense	14.0	6.9
Loss on disposal of assets	0.2	0.5
Gain on investments	—	(27.2)
Net changes in operating assets and liabilities, net of acquisition:
Current assets and liabilities	(13.8)	(56.6)
Noncurrent assets and liabilities	(3.1)	(2.4)

Cash Provided by Operating Activities—continuing operations	106.4	30.2
Cash Used in Operating Activities—discontinued operations	(1.4)	(26.6)

Cash Provided by Operating Activities	105.0	3.6
Investing Activities
Capital expenditures	(38.2)	(30.3)
Acquisition	(4.0)	—
Investment in marketable securities	(59.3)	(180.1)
Net proceeds from sale of securities	157.7	192.6

Cash Provided by (Used in) Investing Activities—continuing operations	56.2	(17.8)
Financing Activities
Long-term debt retired	(34.4)	(177.1)
Common stock repurchase	(14.0)	(9.7)
Net proceeds from stock option activity	6.9	12.0
Dividends paid	(20.5)	(14.8)

Cash Used in Financing Activities—continuing operations	(62.0)	(189.6)

Net increase (decrease) in cash and cash equivalents	99.2	(203.8)
Cash and cash equivalents—beginning of period	266.9	463.4

Cash and Cash Equivalents—End of Period	$366.1	$259.6

A. O. SMITH CORPORATION

Business Segments

(dollars in millions)

(unaudited)

	Three Months Ended June 30		Six Months Ended June 30
	2013	2012	2013	2012
Net sales
North America	$389.0	$365.9	$767.7	$719.2
Rest of World	169.5	127.2	307.8	251.5
Inter-segment sales	(9.4)	(8.9)	(16.8)	(17.9)

	$549.1	$484.2	$1,058.7	$952.8

Earnings
North America (1) (3) (4)	$55.0	$51.2	$109.1	$93.4
Rest of World	22.4	12.3	40.7	26.5

	77.4	63.5	149.8	119.9
Corporate (expense) income (2) (5)	(14.5)	(10.7)	(28.3)	5.8
Interest expense	(1.6)	(2.2)	(3.1)	(5.2)

Earnings before income taxes	61.3	50.6	118.4	120.5
Tax provision	19.2	15.6	37.3	38.0

Net earnings	$42.1	$35.0	$81.1	$82.5

(1) includes non-operating pension costs of:	$(3.6)	$(1.1)	$(7.1)	$(2.1)
(2) includes non-operating pension costs of:	(1.2)	(0.6)	(2.4)	(1.2)
(3) includes settlement income of:	—	—	11.0	—
(4) includes restructuring and impairment expense of:	(4.2)	—	(16.9)	—
(5) includes net gain on shares of Regal Beloit Corporation stock of:	—	—	—	27.2

A. O. SMITH CORPORATION

Adjusted Earnings and Adjusted EPS

(dollars in millions, except per share data)

(unaudited)

The following is a reconciliation of net earnings and diluted EPS to adjusted earnings (non-GAAP) and adjusted EPS (non-GAAP):

	Three Months Ended		Six Months Ended
	June 30,		June 30,
	2013	2012	2013	2012
Net Earnings (GAAP)	$42.1	$35.0	$81.1	$82.5
Non-operating pension costs, before tax	4.8	1.7	9.5	3.3
Tax effect of non-operating pension costs	(1.8)	(0.7)	(3.5)	(1.3)
Settlement income, before tax	—	—	(11.0)	—
Tax effect of settlement income	—	—	4.2	—
Restructuring and impairment expense, before tax	4.2	—	16.9	—
Tax effect of restructuring and impairment expense	(1.1)	—	(4.3)	—
Net gain on shares of Regal Beloit Corporation stock, before tax	—	—	—	(27.2)
Tax effect of net gain on shares of Regal Beloit Corporation stock	—	—	—	10.4

Adjusted Earnings	$48.2	$36.0	$92.9	$67.7

Diluted EPS (GAAP)	$0.45	$0.38	$0.87	$0.89
Non-operating pension costs per diluted share, before tax	0.05	0.02	0.10	0.04
Tax effect of non-operating pension costs per diluted share	(0.02)	(0.01)	(0.04)	(0.02)
Settlement income per diluted share, before tax	—	—	(0.12)	—
Tax effect of settlement income per diluted share	—	—	0.05	—
Restructuring and impairment expense per diluted share, before tax	0.05	—	0.19	—
Tax effect of restructuring and impairment expense per diluted share	(0.01)	—	(0.05)	—
Net gain on shares of Regal Beloit Corporation stock per diluted share, before tax	—	—	—	(0.29)
Tax effect of net gain on shares of Regal Beloit Corporation stock per diluted share	—	—	—	0.11

Adjusted EPS	$0.52	$0.39	$1.00	$0.73

A. O. SMITH CORPORATION

Adjusted Segment Operating Earnings

(in millions)

(unaudited)

The following is a reconciliation of reported segment operating earnings to adjusted segment operating earnings (non-GAAP):

	Three Months		Six Months
	Ended June 30,		Ended June 30,
	2013	2012	2013	2012
Segment Operating Earnings (GAAP)
North America	$55.0	$51.2	$109.1	$93.4
Rest of World	22.4	12.3	40.7	26.5

Total Segment Operating Earnings (GAAP)	$77.4	$63.5	$149.8	$119.9

Adjustments:
North America	$7.8	$1.1	$13.0	$2.1
Rest of World	—	—	—	—

Total Adjustments	$7.8	$1.1	$13.0	$2.1

Adjusted Segment Operating Earnings
North America	$62.8	$52.3	$122.1	$95.5
Rest of World	22.4	12.3	40.7	26.5

Total Adjusted Segment Operating Earnings	$85.2	$64.6	$162.8	$122.0

Additional Information:

	Three Months		Six Months
	Ended June 30,		Ended June 30,
	2013	2012	2013	2012
Adjustments: North America Segment
Non-operating pension costs	$3.6	$1.1	$7.1	$2.1
Settlement income	—	—	(11.0)	—
Restructuring and impairment expenses	4.2	—	16.9	—

Total North America Segment Adjustments	$7.8	$1.1	$13.0	$2.1

A. O. SMITH CORPORATION

Adjusted 2013 EPS Guidance and Adjusted 2012 EPS

(unaudited)

The following is a reconciliation of diluted EPS from continuing operations to adjusted EPS from continuing operations (non-GAAP) (all items are net of tax):

	2013
	Guidance	2012
Diluted EPS (GAAP)	$1.62 - 1.68	$1.75
Non-operating pension costs per diluted share	0.13	0.04
Settlement income per diluted share	(0.07)	(0.03)
Restructuring and impairment expenses per diluted share	0.16	—
Net gain on shares of Regal Beloit Corporation stock per diluted share	—	(0.18)
Gain on contingent consideration adjustment per diluted share	—	(0.02)

Adjusted EPS	$1.84 - 1.90	$1.56